Exhibit 4.5


                        AMENDMENTS TO FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
            (Effective as of January 1, 1998, subject to shareholder
            approval of terms of Annual Incentive Compensation Plan)


The following new paragraphs (o) and (p) are added to Section 2:

     "(o) The term 'AIC Plan' shall mean the Ford Motor Company Annual Incentive Compensation Plan, as amended."

     "(p) The term 'RPM Plan' shall mean the Ford Motor Credit Company Rewarding Performance Management Plan, as amended."

Paragraph (b) of Section 4 is amended to read as follows:

     "(b) Supplemental Compensation Deferrals. Subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U. S. employees who are eligible to participate in the SSIP and who receive an award or an installment of an award of supplemental compensation for 1995 or any subsequent year under the SC Plan are eligible to defer payment under the Plan from 1% to 100%, in 1% increments, of such amount net of applicable taxes, but not less than $1,000, provided that such employees are actively employed by the Company both at the time of the election to defer and at the time the award or installment would otherwise be payable in the absence of such deferral."

The first sentence of paragraph (c) of Section 4 is amended to read as follows:

     "Subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U. S. employees who are eligible to participate in both
     (i) the SSIP and (ii) the SC Plan or, for 1998 or any subsequent year, the AIC Plan or the RPM Plan, and who are actively employed by the Company in salary grade 11 or above or the equivalent at the time a salary deferral election is made are eligible to defer payment of from 1% to 50% of base salary in 1% increments, provided that the Compensation and Option Committee has determined that base salary deferrals may be made for the employment period covered by such deferral. Notwithstanding the foregoing, the Compensation and Option Committee may impose such additional limitations on eligibility as it deems appropriate in its sole discretion."

Paragraph (d) of Section 4 is amended to read as follows:

     "(d) Deferrals of Incentive Compensation. Subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U. S. employees who are eligible to participate in both (i) the SSIP and (ii) the SC Plan or, for 1998 or any subsequent year, the AIC Plan or the RPM Plan, and who are actively employed by the Company at the time an election is made to defer payment of an award payable under the 1990 Plan or other incentive compensation plan are eligible to defer payment of from 1% to 100%, in 1% increments, of such award net of applicable taxes, but not less than $1,000 or the equivalent value determined at the time of the deferral, provided that (i) the Compensation and Option Committee has determined that deferrals may be made for such awards and (ii) such employees are actively employed by the Company both at the time of the election to defer and at the time the award would otherwise be payable in the absence of such deferral."
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The following new paragraph (f) is added to Section 4:

     "(f) Deferrals of Awards Under AIC Plan or RPM Plan. Notwithstanding anything contained in the Plan to the contrary, subject to any limitations determined under paragraph (a) or paragraph (e) of this Section 4, U. S. employees who are eligible to participate in the SSIP and who receive an award payable only in cash under the AIC Plan or the RPM Plan are eligible to defer payment under the Plan from 1% to 100%, in 1% increments, of such amount net of applicable taxes, but not less than $1,000, provided that such employees are actively employed by the Company in salary grade 11 or above or the equivalent both at the time of the election to defer and at the time the award would otherwise be payable in the absence of such deferral. Unless otherwise determined by the Compensation and Option Committee, deferrals of cash awards under the AIC Plan or the RPM Plan shall be subject to the same terms and conditions of the Plan that apply to deferrals of awards of supplemental compensation under the SC Plan. For purposes of the Plan, any references to awards or payments of supplemental compensation shall be deemed to cover cash awards or cash payments under the AIC Plan and the RPM Plan."